Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into and effective as of August 15, 2022 (the “Effective Date”), by and between Akouos, Inc. (“Akouos”), a Delaware corporation, with an office located at 645 Summer Street, Suite 200, Boston, MA 02210, and Chris Smith (“Consultant.)

1.Description of Services. Consultant is hereby retained by Akouos to perform the consulting services (the “Services”) described in the Business Terms Exhibit attached hereto as Exhibit A. Consultant shall perform the Services personally, without resort to any delegate or assignee without the prior written permission of Akouos, and in conformity with generally accepted professional standards.

2.Representations, Warranties, and Covenants. Consultant represents and warrants:

2.1.Consultant has no authority (and shall not hold himself/herself/themself/itself out as having authority) to bind Akouos without prior written authorization; and

2.2.Consultant will perform the Services under this Agreement in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services.

3.Compensation and Payment.

3.1.In consideration for Consultant’s performance of the Services, Akouos shall compensate Consultant as specified in Exhibit A.  Akouos will pay for reasonable travel or other costs or expenses as requested by Akouos and incurred by you in connection with the performance of the Services.

3.2.Consultant acknowledges and agrees that Akouos shall only be responsible for paying transaction-based taxes, such as sales taxes, if such taxes are applicable or imposed by a relevant taxing authority on payments made to Consultant pursuant to this Agreement. Consultant further acknowledges and agrees that Consultant is solely responsible for the payment of all other U.S. or ex-U.S. taxes, such as income tax, gross receipts tax, and foreign withholding tax, imposed on account of payment of fees made to the Consultant pursuant to this Agreement. Consultant expressly agrees to treat any compensation or fees earned under this Agreement as self-employment income for federal and state income taxes, unemployment insurance taxes, disability insurance taxes, or any other taxes when such amounts become due and payable.

3.3.Invoices as well as a reference purchase order number shall be submitted to invoices@akouos.com and be made payable within thirty (30) days receipt.

4.Confidentiality & Non-Use.

4.1.Akouos’s “Confidential Information” means all confidential and proprietary data, trade secrets, business plans, Work Product (as defined in Section 5), and other information of a confidential or proprietary nature in written, electronic, or other media, belonging to Akouos, its affiliates, or third parties with whom Akouos may have business dealings, disclosed, or otherwise made available to Consultant by Akouos or on behalf of Akouos.

4.2.Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant establishes by competent proof (a) was in the public domain at the time of disclosure through no wrongful act on the part of Consultant; (b) after disclosure, becomes part of the public domain by publication or otherwise, except by a wrongful act on the part of Consultant; (c) was in Consultant’s possession at the time of disclosure by Akouos other than as a result of Consultant’s breach of any legal obligation; (d) becomes known to Consultant on a non-confidential basis through disclosure by sources other than Akouos having the legal right to disclose such Confidential Information; or (e) is independently developed by Consultant without reference to or reliance upon Confidential Information.

4.3.In the event that Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give Akouos prompt notice thereof so that Akouos may seek an appropriate protective order prior to such required disclosure. Consultant will reasonably cooperate with Akouos in its efforts to seek such a protective order and will limit disclosure of Confidential Information to only that which needs to be disclosed.

4.4.During the Term of this Agreement and for a period of seven (7) years thereafter, Consultant agrees to (a) hold the

Exhibit 10.1

Confidential Information in confidence; (b) exercise reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information; (c) not disclose any Confidential Information to any third party without the prior written consent of Akouos; (d) not use the Confidential Information for any purpose except as may be necessary in the ordinary course of performing Services without the prior written consent of Akouos; (e) treat Confidential Information with no less than a reasonable degree of care; and (f) reproduce Confidential Information solely to the extent necessary to provide the Services, with all such reproductions being considered Confidential Information. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Akouos continues to treat such Confidential Information as a trade secret.

5.Work Product. Consultant will promptly and fully disclose in confidence to Akouos all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products or deliverables arising from or made in the performance of (solely or jointly with others) the Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant assigns and agrees to assign to Akouos all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Akouos at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire”, except to the extent such Work Product cannot by law be “works made for hire”.  Consultant represents and warrants that Consultant has and will have the right to transfer and assign to Akouos ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Akouos’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Akouos as attorney to execute and deliver any such documents on Consultant’s behalf.

6.Publication; Publicity. Work Product may not be published or referred to, in whole or in part, by Consultant without the prior express written consent of Akouos. Consultant shall not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Akouos or its affiliates for publicity, promotion, or similar non-regulatory uses without Akouos’s prior written consent.

7.Compliance with Obligations to Third Parties.

7.1.Consultant represents and warrants to Akouos that the terms of this Agreement and Consultant’s performance of Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant represents that Consultant has not brought and will not bring with Consultant to Akouos or use in the performance of Services any equipment, funds, space, personnel, facilities, confidential information, trade secrets or other resources of any third party which are not generally available to the public, unless Consultant has obtained written authorization for his/her/their/its possession and use, nor will Consultant take any other action that would result in a third party, including without limitation, an employer of Consultant, asserting ownership of, or other rights in, any Work Product, unless agreed upon in writing in advance by Akouos. If Consultant is a faculty member at or employee of a university, hospital, or another organization (“Institution”), Consultant represents and warrants that Consultant is not prohibited by any applicable policy of such Institution, including without limitation any policy addressing conflicts of interest or intellectual property, from performing external consulting services and assigning rights to intellectual property arising from such services to Akouos or a third party. To the extent Consultant is subject to any policy of his/her/their/its employer that requires approval of agreements governing external consulting services, Consultant represents that such approval has been given and covenants that such approval will be obtained prior to entering into any amendment to this Agreement requiring such approval.

7.2.Consultant represents and warrants that is not affiliated with the U.S. Department of Veterans Affairs, the National Institutes of Health or any other federal, state, or local government institution, or, if Consultant is so affiliated, Consultant has provided a signed acknowledgement form of an authorized official from said institution before executing this Agreement.

7.3.Consultant will notify Akouos immediately of any conflict of interest that may arise or breach of this Section 7. In the event that any conflict of interest arises, Akouos, as it deems necessary, shall have the right to terminate this Agreement and/or require Consultant to refrain from performing any portion of the Services related to the conflict of interest.

8.Independent Contractor. Akouos and Consultant agree that Consultant’s status under this Agreement shall be that of an independent contractor and that Consultant is not an agent, employee, partner or joint venturer of or with Akouos, and Consultant has no authority to obligate or bind Akouos by contract or otherwise. Consultant acknowledges and agrees that Consultant is not entitled to any benefits, coverages, or privileges, including, without limitation, social security, unemployment, medical or pension payments, paid time off, tax withholding, or other benefits routinely provided to employees.

Exhibit 10.1

9.Term and Termination.

9.1.The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2022 when it will automatically expire (the “Term”).

9.2.Akouos may terminate this Agreement at any time upon ten (10) days’ prior written notice to Consultant. During such notice period, Consultant shall continue to perform the Services unless otherwise requested by Akouos.

9.3.Consultant may terminate this Agreement at any time upon ten (10) days’ prior written notice to Akouos. During such notice period, Consultant shall continue to perform the Services unless otherwise requested by Akouos.

9.4.Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor Akouos will have any further obligations under this Agreement, except that (a) Consultant will terminate all Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Akouos, unless Akouos specifies in the notice of termination that Services in progress should be completed; (b) Consultant will deliver to Akouos all Work Product made through expiration or termination; (c) Akouos will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to Akouos all Confidential Information and copies thereof provided to Consultant under this Agreement.

9.5.The provisions of Sections 2, 4, 5, 6, 10, 11, 13 and 14(c) shall survive any termination or expiration of this Agreement.

10.Injunctive Relief. Without limiting Akouos’s remedies in any way, Consultant agrees that Akouos shall be entitled to injunctive relief to prevent any actual or threatened breach or continuing breaches by Consultant of this Agreement since such actual or threatened breach would cause irreparable harm to Akouos that could not reasonably or adequately be compensated by damages in an action of law.

11.Liability and Indemnification. Akouos shall not be liable for any loss, injury, or damage incurred by Consultant or by a third party as a result of Consultant’s performance of the Services, including any loss, injury, or damage resulting from the negligent or willful act or omission by Consultant. Consultant shall indemnify and hold Akouos harmless from any liability, loss, cost, and expense (including attorneys’ fees and costs) incurred by Akouos as a result of Consultant’s negligent acts, omissions, or breach of this Agreement.

12.Notice and Notification. Any notices required or otherwise made pursuant to this Agreement shall be in writing by post or email to the address below:

If to Akouos:Akouos, Inc.

645 Summer Street

Suite 200

Boston, MA 02210

Attention: Chief Legal Officer

Email: legal@akouos.com

If to Consultant:	Chris Smith

Email: XXXXXXXXXXXX

Exhibit 10.1

13.Non-Solicitation.

13.1.During the Term of this Agreement and for a period of twelve (12) months thereafter, Consultant shall not, directly or indirectly, in any manner solicit or induce for employment any person who is then in the employment of Akouos.

13.2.If Consultant breaches the above Section, Consultant shall, on demand, pay to Akouos a sum equal to three (3) month’s basic salary or the fee that would have been payable by Akouos to that employee, worker or independent contractor for a three (3) month period plus the recruitment costs incurred by Akouos replacing such person.

14.Miscellaneous.  This Agreement, including Exhibit A, (a) embodies the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous agreements with respect to the subject matter of this Agreement; (b) may not be amended or modified except by a writing signed by both parties hereto; (c) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction; and (d) may not be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party, provided, however, either party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other party, to an affiliate or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or electronic copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

Akouos, Inc. By: /s/ Emmanuel Simons Name: Emmanuel Simons Title: Chief Executive Officer	Chris Smith By: /s/ Chris Smith Name: Chris Smith Title: Consultant Address: XXXXXXXXXXXX

Exhibit 10.1

EXHIBIT A

BUSINESS TERMS EXHIBIT

1.Akouos Representative. Emmanuel Simons, Chief Executive Officer; XXXXXXXXXXXX

2.Services. Consultant will provide the following Services to Akouos:

●	Consultant will provide general insights, guidance, and strategic advice in matters related to the Company’s business activities and future commercial planning.

Consultant will provide Services on a schedule and location as mutually agreed between Consultant and Akouos Representative. In addition, Consultant will be available for a reasonable number of telephone, videoconference, and/or written consultations.

3.Compensation. In consideration for performance of Services as described in Section 2, Akouos will continue vesting of 2019 and 2020 stock option grants XXXXXXXXXX from August 15, 2022, until the termination date of this Agreement (December 31, 2022).